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                 STOCKHOLDERS' AGREEMENT, dated as of November 22, 1996, by and among CORNERSTONE PROPERTIES INC., a Nevada corporation (the "Company"), the
NEW YORK STATE TEACHERS' RETIREMENT SYSTEM (the "Lead Purchaser") and the purchasers of 8% Preferred Stock (as defined below) which may become party hereto from time to time (each individually a "Stockholder", and collectively, together with the Lead Purchaser, the "Stockholders").


                                R E C I T A L S

                 WHEREAS the Lead Purchaser is purchasing 689,655 shares of the 1,034,483 authorized shares of the 8% Cumulative Convertible Preferred Stock, without par value, of the Company (the "8% Preferred Stock"), pursuant to that certain Preferred Stock Purchase Agreement, dated November 22, 1996 (the "Purchase Agreement"), between the Company and the Lead Purchaser; and

                 WHEREAS the Company and the Lead Purchaser wish to set forth certain agreements regarding their relationship to which they and other purchasers of 8% Preferred Stock shall be bound.

                 NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Definitions and References. For purposes of this Agreement, in addition to the definitions set forth above and elsewhere herein, the following terms shall have the following respective meanings:

                 "Affiliate", with respect to any Person, means any other
         Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
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                                      2


                 "Approved Purchaser" shall have the meaning specified in the Certificate of Designations.

                 "Certificate of Designations" means the Certificate of Designations of the voting powers, designation, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the 8% Cumulative Convertible Preferred Stock.

                 "Closing Date" means November 22, 1996.

                 "Commission" means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

                 "Common Stock" shall mean the common stock of the Company, without par value.

                 "Conversion Stock" shall mean the Common Stock or other securities issued on conversion of the 8% Preferred Stock.

                 "Encumbrance" means any lien, security interest, pledge, claim, or option, right of first refusal, marital right or other encumbrance with respect to any Preferred Share or share of Conversion Stock.

                 "1933 Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and, unless the context indicates otherwise, the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and, unless the context indicates otherwise, the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "Person" means an individual, a partnership, a joint venture, a corporation, an association, a trust, an individual retirement account or any other entity or organization, including a government or any department or agency thereof.

                 "Public Offering" means an underwritten public offering of equity securities of the Company pursuant an effective registration statement under the 1933 Act.

                 "Qualified Public Offering" means a Public Offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering and pay-down of any





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         then existing debt under  the Term Loan Agreement, dated as of August
         8, 1995, between the Company and Deutsche Bank AG (London)) together with the net proceeds of any on shares of Common Stock of the Company for the 12 months following the Qualified Public Offering (as certified by the treasurer or chief financial officer of the Company) divided by the public offering price is less than or equal to 7.75% and (iii) (A) if the Qualified Public Offering is completed in the calendar year 1997, the initial public offering price is at least $16.00 per share, (B) if the Qualified Public Offering is completed in the calendar year 1998, the initial public offering price is at least $16.50 per share and (C) if the Qualified Public Offering is completed in the calendar year 1999, or thereafter, the public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day following any day the condition set forth in (i) above and each of the following conditions is true: (x) the day is after a Public Offering and prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum price for a Public Offering to be considered a Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock for the 12 months following such day (as certified by the treasurer or chief financial officer of the Company) divided by the Composite Average is less than or equal to 7.75%.

                 "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement or document.

                 "Registrable Stock" shall mean (i) the Conversion Stock, (ii) any stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Conversion Stock, and (iii) any stock issued by way of a stock split of the Conversion Stock referred to in clauses (i) or (ii) above. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (x) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (y) such Registrable Stock is sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned or (z) such Registrable Stock may be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the 1933 Act without registration under the 1933 Act.
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                                       4

                 "Required Amount" shall have the meaning specified in the Certificate of Designations.

                 "Restricted Stock" means all shares of 8% Preferred Stock and Conversion Stock other than (a) shares that have been registered under a registration statement pursuant to the 1933 Act, (b) shares with respect to which a Sale has been made in reliance on and in accordance with Rule 144 or (c) shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be satisfactory to the Company, or (ii) a "no action" letter from the Commission, to the effect that subsequent transfers of such shares may be effected without registration under the 1933 Act.

                 "Rule 144" means Rule 144 (or any successor provision) under the 1933 Act.

                 "Rule 144A" means Rule 144A (or any successor provision) under the 1933 Act.

                 "Sale" means any sale, assignment, transfer, distribution (whether by a partnership to any of its partners or otherwise) or other disposition of 8% Preferred Stock or Conversion Stock or of a participation therein.

                 "Stockholder" means each Person (other than the Company) that shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to
         Section 4.11 or otherwise, so long as such Person shall beneficially own any shares.


                                   ARTICLE II

                               CERTAIN AGREEMENTS

                 SECTION 2.01.  Additional Purchasers; Approved Purchasers.
(a) the Company may appoint one or more additional purchasers ("Additional Purchasers") of 8% Preferred Stock, provided that (i) each such Additional Purchaser shall execute this Stockholders' Agreement and become a party hereto (and thereafter the term "Stockholder" as used herein shall mean the Stockholders and such Additional Purchaser) and (ii) the Stockholders are given written notice of each appointment of an Additional Purchaser as promptly as practicable after such appointment.
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                                       5

                 SECTION 2.02. Board of Directors. (a) For so long as the Lead Purchaser holds shares of 8% Preferred Stock with aggregate stated value equal to or in excess of $50,000,000, the Lead Purchaser shall be entitled to designate the one director whom the holders of the 8% Preferred Stock are entitled to elect to the Board of Directors of the Company while any shares of 8% Preferred Stock remain outstanding. Upon any failure of the Lead Purchaser to hold shares of 8% Preferred Stock with aggregate stated value equal to or in excess of $50,000,000, the right of the Lead Purchaser to designate a director pursuant to this Section 2.02(a) shall terminate, without the possibility of revesting.

                 (b) At any time when an Approved Purchaser holds shares of 8% Preferred Stock with an aggregate stated value equal to or in excess of the Required Amount, such holder shall be entitled to designate the second of the two directors whom the holders of 8% Preferred Stock are entitled to elect at such time. Upon any failure of the Approved Purchaser to hold shares of 8% Preferred Stock with an aggregate stated value equal to or in excess of the Required Amount, the right of the Approved Purchaser to designate a director for election pursuant to this Section 2.02(b) shall terminate without the possibility of revesting.

                 (c) At any time or times when holders of 8% Preferred Stock are entitled to elect one or more additional directors (the "Additional Directors") of the Company due to (i) the failure of the Company to complete a Qualified Public Offering on or prior to December 31, 1999, (ii) the non-payment of dividends on the 8% Preferred Stock for any two consecutive quarters or (iii) the breach of the debt to total assets test set forth in Paragraph 5(c)(iii) of the Certificate of Designations, the Lead Purchaser shall be entitled to designate one Additional Director for election if at such time it holds shares of 8% Preferred Stock with aggregate stated value equal to or in excess of $50,000,000 and the Approved Purchaser shall be entitled to designate one of the two Additional Directors for election if at such time it holds shares of 8% Preferred Stock with aggregate stated value in excess of the Required Amount.

                 (d) Each Stockholder then entitled to vote for the election of directors of the Company shall vote all shares of 8% Preferred Stock owned or held of record by such holder at any meeting of stockholders, or execute a written consent with respect to all shares of 8% Preferred Stock owned or held of record by such Stockholder, in favor of the election of any director named pursuant to Section 2.02(a), Section 2.02(b) or Section 2.02(c).

                 (e) Each Stockholder hereby agrees that, if it is then entitled to vote for the election or removal of directors, it will not vote any of its shares of 8% Preferred Stock in favor of the removal of any director that shall have been nominated pursuant to Section 2.02(a), Section 2.02(b) or
Section 2.02(c) unless such removal shall be for Cause or the party which nominated such director shall have consented to such removal in writing. For the purposes of this Section 2.02(e), "Cause" shall mean the commission by a director of a felony which, in the opinion of a majority of the Company's Board of Directors, is injurious to the
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business reputation of the Company or any subsidiary thereof or the wilful commission by a director of a dishonest act affecting the Company or any subsidiary thereof.

                 SECTION 2.03. Listing. (a) Each Stockholder agrees to cooperate in amending or eliminating paragraphs 5(a) and 5(b) of the Certificate of Designations if, and to the extent, necessary in order for the Company's Common Stock to become listed on the New York Stock Exchange.

                 (b) The Company agrees to recommend to the holders of Common Stock the election of directors designated by the holders of 8% Preferred Stock in such manner as to preserve as closely as may be possible the rights of such holders under said paragraphs 5(a) and 5(b) if such provisions must be amended or eliminated pursuant to subsection 2.03(a) above.

                                  ARTICLE III

                            RESTRICTIONS ON TRANSFER

                 SECTION 3.01. General Restrictions. No Stockholder shall, directly or indirectly, make or solicit any Sale of, or create, incur, solicit or assume any Encumbrance with respect to, any share of 8% Preferred Stock or Conversion Stock, except in compliance with the 1933 Act and this Agreement.

                 SECTION 3.02. Legends. (a) Each certificate representing shares of 8% Preferred Stock or Conversion Stock shall, except as otherwise provided in this Section 3.02 or in Section 3.03, be stamped or otherwise imprinted with a legend substantially in the following form:

                 "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY,

                 THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS' AGREEMENT, DATED AS OF NOVEMBER 22, 1996, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF
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                 SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS
                 AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

                 (b) In the event that any shares of 8% Preferred Stock or Conversion Stock shall cease to be Restricted Stock, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first paragraph of the legend required by Section 3.02(a) endorsed thereon. In the event that any shares of 8% Preferred Stock or Conversion Stock shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares of 8% Preferred Stock or Conversion Stock without the second paragraph of the legend required by Section 3.02(a).

                 SECTION 3.03.  Notice of Proposed Transfer.  Each
Stockholder agrees that it will not, directly or indirectly, make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any share of 8% Preferred Stock or Conversion Stock held by such Stockholder unless, prior to any such action, the holder thereof shall give written notice to the Company of its intention. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the 1933 Act, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership) or to an Affiliated corporation (in the case of a transferor that is a corporation). Each certificate for 8% Preferred Stock or Conversion Stock transferred as above provided shall bear the legend set forth in Section 3.02, except that such certificate shall not bear the first paragraph of such legend if (i) such transfer is in accordance with the provisions of Rule 144 or Rule 144A (or any other rule permitting public sale without registration under the 1933 Act) or
(ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the 1933 Act. The restrictions provided for in this Section
3.03 shall not apply to securities which are not required to bear the first paragraph of the legend prescribed by Section 3.02(a) in accordance with the provisions of that Section.

                 SECTION 3.04. Certain Persons to Execute Agreement. (a) Each Stockholder agrees that it will not directly or indirectly make any Sale of, or create, incur or assume any Encumbrance with respect to, any shares of 8% Preferred Stock or Conversion Stock held by such Stockholder, unless, prior to the consummation of any such Sale or the creation, incurrence or assumption of any such Encumbrance, the Person to whom such Sale is
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                                       8

proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred or assumed (for purposes of this Section 3.04, a "Prospective Transferee") (i) executes and delivers to the Company an agreement, in form and substance satisfactory to the Company, whereby such Prospective Transferee confirms that, with respect to the shares of 8% Preferred Stock or Conversion Stock that are subject of such Sale or Encumbrance, it shall be deemed to be a "Stockholder" for the purposes of this Agreement and agrees to be bound by all the terms of this Agreement and (ii) unless such Prospective Transferee is a recognized institutional investor, delivers to the Company an opinion of counsel, satisfactory in form and substance to the Company, to the effect that the agreement referred to above that is delivered by such Prospective Transferee is a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms. Upon the execution and delivery by such Prospective Transferee of the agreement referred to in clause (i) of the next preceding sentence and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the next preceding sentence, such Prospective Transferee shall be deemed a "Stockholder" for the purposes of this Agreement, and shall have the rights and be subject to the obligations of a Stockholder hereunder with respect to the shares held by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed.

                 (b) Anything in this Section 3.04 or in Section 3.03 to the contrary notwithstanding, the provisions of this Section 3.04 will not be applicable to any Sale of shares pursuant to a Public Offering.

                 SECTION 3.05. Certain Information. The Company shall file all reports and other information required to be filed by Section 13 or 15(d) under the 1934 Act, as the case may be, as shall be necessary in order that the conditions to the availability of Rule 144 in connection with any Sale of shares of Common Stock by a Stockholder shall be met.

                 SECTION 3.06. Improper Sale or Encumbrance. Any attempt to make any Sale of, or create, incur or assume any Encumbrance with respect to, any share of 8% Preferred Stock or Conversion Stock not in compliance with this Agreement shall be null and void and the Company shall not give any effect in the Company's stock records to such attempted Sale or Encumbrance.

                 SECTION 3.07. Notice of Qualified Public Offering. So long as any 8% Preferred Stock is outstanding, the Company shall endeavor to notify the Stockholders no less than 30 days prior to the completion of any contemplated Qualified Public Offering. If requested, the Company will consult in advance with any holder of shares of 8% Preferred Stock with an aggregate stated value of at least $100 million with respect to the managing underwriters and possible range of public offering prices of the Common Stock.
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                                       9

                                   ARTICLE IV

                              REGISTRATION RIGHTS

                 SECTION 4.01.  Request for Registration.

                 (a) On and after the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering a Qualified Public Offering shall have become effective, and
         (ii) December 31, 1999 if a Qualified Public Offering shall not have been completed on or prior to such date, the Stockholders of at least 25% of the Registrable Stock issued or issuable upon conversion of the 8% Preferred Stock (the " Initiating Holders") may request in a written notice that the Company file a registration statement under the 1933 Act (or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act) covering the registration of any or all Registrable Stock held by such Initiating Holders in the manner specified in such notice, provided that there must be included in such registration at least 25% of the Registrable Stock issued or issuable upon conversion of the 8% Preferred Stock (or any lesser percentage if the anticipated aggregate offering proceeds would exceed $100 million). Following receipt of any notice under this Section 4.01(a) the Company shall (x) within 20 days notify all other Stockholders of such request in writing and (y) use its best efforts to cause to be registered under the 1933 Act all Registrable Stock that the Initiating Holders and such other Stockholders have, within ten days after the Company has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

                 (b) If the Initiating Holders intend to have the Registrable Stock distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in clause (x) of Section 4.01(a) above. In such event, the right of any Stockholder to include its Registrable Stock in such registration shall be conditioned upon such Stockholder's participation in such underwritten offering and the inclusion of such Stockholder's Registrable Stock in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Stockholder) to the extent provided below. All Stockholders proposing to distribute Registrable Stock through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by the Company, which approval shall not be unreasonably withheld. If any Stockholder of Registrable Stock disapproves of the terms of the underwriting, such Stockholder may elect to withdraw all its Registrable Stock by written notice to the Company, the managing underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.
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                                       10


                 (c) Notwithstanding any provision of this Agreement to the contrary,

                          (i) the Company shall not be required to effect a registration pursuant to this Section 4.01 during the period starting with the date of filing by the Company of, and ending on a date 120 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement which the Stockholder have been entitled to join pursuant to Section 4.02; provided, that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible; and

                          (ii)    if the Company shall furnish to such
                                  Stockholders a certificate signed by the President of the Company stating that in the good faith opinion of the board of directors of the Company such registration would interfere with any material transaction then being pursued by the Company, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days.

                 (d) The Company shall not be obligated to effect and pay for more than one registration pursuant to this Section 4.01 prior to the completion of a Qualified Public Offering and three registrations pursuant to this Section 4.01 after the completion of a Qualified Public Offering; provided that a registration requested pursuant to this Section 4.01 shall not be deemed to have been effected for purposes of this Section 4.01(d) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 4.03(a), (iii) Stockholders of Registrable Stock included in such registration have not withdrawn sufficient shares from such registration such that the remaining holders requesting registration would not have been able to request registration under the provisions of Section 4 and (iv) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of Stockholders of Registrable Stock).

                 SECTION 4.02. Incidental Registration. Subject to Section 4.06, if at any time the Company determines that it shall file a registration statement under the 1933 Act (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders) on any form that
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                                       11

would also permit the registration of the Registrable Stock and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall each such time promptly give each Stockholder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 60 days from the date of such notice, and advising each Stockholder of its right to have Registrable Stock included in such registration. Upon the written request of any Stockholder received by the Company no later than 30 days after the date of the Company's notice, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Stock that each such Stockholder has so requested to be registered. If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of shares of Registrable Stock to not less than one-third of the total number of shares in such offering except in the case of the initial firm commitment underwritten public offering of the Company, in which case the managing underwriter may reduce the number of shares of Registrable Stock to be included in such offering to zero. Any such reduction of Registrable Stock shall be allocated among all such Stockholders in proportion (as nearly as practicable) to the amount of Registrable Stock owned by each Stockholder at the time of filing the registration statement.

                 SECTION 4.03. Obligations of the Company. Whenever required under Section 4.01 to use its best efforts to effect the registration of any Registrable Stock, the Company shall, as expeditiously as possible:

                 (a) prepare and file with the Commission a registration statement with respect to such Registrable Stock and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter;

                 (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by such registration statement;

                 (c) furnish to the Stockholders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the 1933 Act and such other documents and information as they may reasonably request;

                 (d) use its best efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Stockholder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Stockholder agrees to do so;

                 (e) promptly notify each Stockholder with Registrable Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Stockholder promptly prepare and furnish to such Stockholder a reasonable number of copies of such supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                 (f) furnish, at the request of any Stockholder requesting registration of Registrable Stock pursuant to Section 4.01, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Stock are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Stock is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Stock becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Stockholders making such request, as to such matters as such underwriters or the Stockholders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Stockholders making such request and, if such accountants refuse to deliver such letters to such Stockholders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and (ii) covering such other financial matters (including information as to the period ending not more than five business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Stockholders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

                 (g) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

                 (h) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the 1933 Act; and

                 (i) use its best efforts to list the Registrable Stock covered by such registration statement with the New York Stock Exchange.

For purposes of Sections 4.03(a) and 4.03(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six months after the effective date thereof.

                 SECTION 4.04. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Stockholders shall furnish to the Company such information regarding themselves, the

Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

                 SECTION 4.05. Expenses of Registration. All expenses incurred in connection with each registration pursuant to Section 4.01 and
Section 4.02 of this Agreement, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, and the fees and disbursements of one counsel for the selling Stockholders (which counsel shall be selected by the Stockholders holding a majority in interest of the Registrable Stock being registered), shall be paid by the Company; provided, however, that if a registration request pursuant to Section 4.01 of this Agreement is subsequently withdrawn at the request of the Stockholders of a number of shares of Registrable Stock such that the remaining Stockholders requesting registration would not have been able to request registration under the provisions of Section 4.01 of this Agreement, such withdrawing Stockholders shall bear such expenses unless such withdrawing Stockholders shall forfeit their right to one requested registration pursuant to Section 4.01 of this Agreement. The Stockholders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

                 SECTION 4.06. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 4.02 to include shares of Registrable Stock in such underwritten offering unless the Stockholders holding such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company.

                 SECTION 4.07. Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Stock to the public without registration the Company agrees to:

                 (i) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the 1934 Act; and

                 (ii) furnish to each Stockholder holding Registrable Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Stockholder to sell any Registrable Stock without registration.

                          SECTION 4.08. Indemnification. In the event any Registrable Stock is included in a registration statement under this
         Agreement:

                          (a) The Company shall indemnify and hold harmless each Stockholder, such Stockholder's directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Stockholder or participating person within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Stockholder, such Stockholder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.08(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company; provided, further, that the Company shall not be liable to any Stockholder, such Stockholder's directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Stockholder, such Stockholder's directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Stockholder, such Stockholder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Stockholder.

                 (b) Each Stockholder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the 1933 Act, and each agent and any underwriter for the Company (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Stockholder expressly for use in connection with such registration; and each such Stockholder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however , that the indemnity agreement contained in this Section 4.08(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Stockholder (which consent shall not be unreasonably withheld), and provided further that the liability of each Stockholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Stockholder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Stockholder from the sale of Registrable Stock covered by such registration statement.

                 (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

                 (d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.08(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 SECTION 4.09. Lock-up. Each Stockholder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as the Company or the underwriters may specify; provided, however, that all executive officers and directors of the Company shall also have agreed not to effect any sale, disposition or distribution of any Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 4.09.

                 SECTION 4.10. Transfer of Registration Rights. The registration rights of any Stockholder under this Agreement with respect to any Registrable Stock may be transferred to (a) any transferee of such Registrable Stock who acquires at least 20% of such Stockholder's shares of Registrable Stock (adjusted for stock splits and stock consolidations after the effective date of this Agreement) or (b) an Affiliate of such Stockholder; provided, however, that (i) the transferring Stockholder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Stockholder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act. Except as set forth in this Section 4.10, no transfer of Registrable Stock shall cause such Registrable Stock to lose such status.


                      ARTICLE V.  COVENANTS OF THE COMPANY

                 The Company covenants and agrees with the Stockholders that so long as any of the 8% Preferred Stock is outstanding:

                 Section 5.01. Financial Statements, Reports, Etc. So long as the Lead Purchaser owns shares of 8% Preferred Stock, the Company shall furnish to the Lead Purchaser, within 30 days after the Company files with the Commission, copies of its annual reports and other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that it is required to file with the Commission pursuant to Section 13 or 14 of the 1934 Act.

                 Section 5.02. Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of 8% Preferred Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the shares of 8% Preferred Stock from time to time outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the shares of 8% Preferred Stock, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company shall obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the shares of 8% Preferred Stock.


                                   ARTICLE VI

                                 MISCELLANEOUS

                 SECTION 6.01. Termination. The portions of this Agreement that shall be deemed to constitute a voting agreement or a voting trust pursuant to Section 78.365 of the Revised Statutes of the State of Nevada (or pursuant to any similar provision) shall terminate on the fifteenth anniversary of the execution and delivery hereof.

                 SECTION 6.02. Representations. Each of the parties hereto represents that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                 SECTION 6.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                 SECTION 6.04. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company and (b) Stockholders holding shares of 8% Preferred Stock representing 80% of the then outstanding shares of 8% Preferred Stock held by all the Stockholders. Each Stockholder shall be bound by any amendment or waiver authorized by this
Section 6.04, whether or not such Stockholder shall have consented thereto.

                 SECTION 6.05. Benefit; Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not inure to the benefit of any Prospective Transferee unless such Prospective Transferee shall have complied with the terms of Section 3.03. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Section 3.03 in all respects. Nothing in this Agreement either express or implied is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

                 SECTION 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                 SECTION 6.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 6.08. Titles. The titles of the Sections of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                 SECTION 6.09. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or transmitted by telecopier, directed to (a) the Company at the address set forth below its signature hereof or (b) to a Stockholder at the address therefor as set forth in the Company's records or at the address set forth below its signature hereof or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. The giving of any notice required hereunder may be waived in writing by the parties hereto. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by mail or telecopier, with receipt acknowledged.

                 SECTION 6.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

                 SECTION 6.11. Entire Agreement. All prior agreements of the parties concerning the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. Any oral representations or modifications of this Agreement shall be of no effect.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                     CORNERSTONE PROPERTIES INC.


                                     By:
                                          ----------------------------
                                           Name:
                                           Title:

                                     Address For Notices:
                                     126 East 56th Street
                                     New York, NY  10022
                                     Attention:
                                                ----------------------
                                     Telecopier:  (212) 605-7199


                                     NEW YORK STATE TEACHERS'
                                            RETIREMENT SYSTEM


                                     By:
                                          ----------------------------
                                           Name:
                                           Title:


                                     Address For Notices:
                                     10 Corporate Woods Drive
                                     Albany, New York  12211-2395
                                     Attention: Wayne Schneider
                                     Telecopier:  (518) 447-2679